Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Parks! America, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, its common stock, par value $0.001 per share (the “Common Stock”). The description of the Common Stock of the Company that follows is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Amendment to the Articles of Incorporation, dated April 10, 2025 (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), date June 12, 2012, both filed as exhibits to this Annual Report on Form 10-K.

Authorized Capital Stock

The total number of shares of all classes of stock that the Company is authorized to issue is 310,000,000 shares, consisting of (i) 10,000,000 shares of preferred stock, par value $0.001 per share, and (ii) 300,000,000 shares of Common Stock, par value $0.001 per share. There were 753,577 shares of the Company’s Common Stock and no shares of the Company’s preferred stock issued and outstanding as of September 28, 2025.

Listing

Our common stock is listed and principally traded on The OTCQX Market under the symbol “PRKA”.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of Parks! America’s liquidation, dissolution or winding up, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

Securities Transfer Corporation is the transfer agent and registrar for our Common Stock.